Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

March 6, 2008

Pfeiffer High Investor Relations, Inc.

Geoff High

303-393-7044

DYNAMIC MATERIALS REPORTS FOURTH QUARTER AND FULL-YEAR

FINANCIAL RESULTS

Selected Highlights

•                  Q4 sales increase 55% to $55.2 million versus comparable year-ago quarter

•                  Fourth quarter operating income up 24% to $12 million

•                  Order backlog at Explosive Metalworking segment reaches $100 million

BOULDER, Colo. — Mar. 6, 2008 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, today reported financial results for its fourth quarter and full fiscal year ended Dec. 31, 2007.

Fourth quarter sales increased 55% to $55.2 million from $35.7 million in the fourth quarter last year. The increase resulted from continued strong global demand for the Company’s explosion welded plates, as well as $6.9 million in revenue contributions from DYNAenergetics, which was acquired by DMC on Nov. 15, 2007.  Revenue from DYNAenergetics was comprised of $4.4 million from its explosion welding business and $2.5 million from its Oilfield Products division.

Gross margin was 32% versus a record 41% in the fourth quarter a year ago. Last year’s fourth quarter gross margin benefited from highly favorable terms received on an $11 million order, while gross margin in the most recent quarter reflected a more normalized product mix from DMC pre-acquisition explosion welding business, lower gross margins on incremental sales from DYNAenergetics, and the impact of a $0.3 million purchase-accounting adjustment to cost of goods sold related to the acquired inventory of DYNAenergetics.

Fourth quarter general and administrative expense was $2.6 million, or 4.8% of revenue, versus $1.9 million, or 5.2% of revenue, in last year’s fourth quarter.  Selling expense was $2.0 million, or 3.6% of revenue, versus $3.0 million, 8.3% of revenue, in the comparable year ago quarter.  Selling expense in last year’s fourth quarter included unusually high commissions associated with the previously mentioned $11 million order.  The 2007 fourth quarter included $1.2 million of amortization expense and $0.8 million of interest expense associated with the DYNAenergetics acquisition.  DMC did not record any amortization and had net interest income of $0.3 million in the 2006 fourth quarter.

Income from operations advanced 24% to $12.0 million from $9.7 million in the fourth quarter a year ago. Net income was $6.9 million, or $0.56 per share, versus $6.6 million, or $0.54 per diluted share, in last year’s fourth quarter.

Explosive Metalworking

The Company’s Explosive Metalworking segment reported fourth quarter sales of $50.2 million, up 48% from $34.0 million in the fourth quarter last year. Operating income increased 25% to $11.7 million from $9.4 million in the 2006 fourth quarter. The six weeks of contributions from DYNAenergetics’ explosion welding business included $4.4 million in fourth quarter revenue.  Order backlog at the end of fiscal 2007 was $100.0 million versus $68.8 million at Dec. 31, 2006, and $77.1 million at the end of the third quarter.  The acquisition of DYNAenergetics contributed $21.5 million to the 2007 year-end backlog.

AMK Welding

Fourth quarter sales at the Company’s AMK Welding segment advanced 49% to $2.5 million versus $1.7 million in the fourth quarter last year.  Operating income was $0.8 million versus $0.5 million reported in the comparable year-ago quarter.

Oilfield Products

The six weeks of contributions from DYNAenergetics’ Oilfield Products business included revenue of $2.5 million.  The Oilfield Products business recorded a loss from operations of $0.1 million, which included the impact of acquisition-related amortization expense.

Management Commentary

“Our fourth quarter results represented a continuation of the strong sales and earnings growth we achieved throughout fiscal 2007,” said Yvon Cariou, president and CEO.  “During the quarter, we completed production and delivery on a large contract from the alternative energy sector.  At the same time, our sales team did an effective job of maintaining the breadth of our order backlog.”

“The quarter also was marked by a strategic acquisition that served to significantly expand our production capacity, market share and geographic reach,” Cariou added.  “Our integration of Germany-based DYNAenergetics is proceeding smoothly, and I am especially encouraged by how effectively our management teams are working together to blend these organizations.”

“In addition to new explosion-welding capacity, the DYNAenergetics acquisition provided us with a highly regarded explosive-products business serving the oil and gas industry,” Cariou added.  “Rolf Rospek and Dr. Uwe Gessel, who previously managed the combined DYNAenergetics businesses, will now focus principally on the global expansion of DYNAenergetics Oilfield Products.”

Cariou said DMC’s AMK Welding business is now delivering the strong results management has been anticipating.  “We expect improved revenue contributions from AMK throughout 2008, as there has been a marked increase in activity associated with its ground-based turbine business.”

Cariou said that current explosion-welding quoting volume and end-market activity suggests the robust capital spending taking place across most of DMC’s end markets will continue during 2008.  “From a geographic perspective, activity in our U.S. and European home markets remains strong.  We also are seeing considerable demand from global markets such as India, China, Russia and the Middle East.  We therefore will continue to explore opportunities to expand our global presence.

Guidance

Rick Santa, chief financial officer, said management expects to report 2008 revenue growth of up to 60% versus revenue in 2007, which will include incremental revenue contributions from the DYNAenergetics acquisition.  While the company expects to experience quarter-to-quarter fluctuations in gross margin, full-year gross margins are expected to be comparable to the 32% achieved in the 2007 fourth quarter. Gross margins will include the impact of higher proportionate sales from DMC’s European explosion welding businesses, which historically have achieved lower margins than DMC’s domestic explosion welding business.  Gross margins also will be affected by the addition of the Oilfield Products business, which historically has delivered lower margins than DMC’s business.

Full-year operating income for 2008 is expected to be impacted by approximately $7.3 million of amortization expense associated with the DYNAenergetics acquisition.  Pre-tax income will be impacted by more than $5.0 million of interest expense associated with the acquisition.  Management anticipates the company’s 2008 consolidated tax rate will be in the range of 36% to 37%.

Santa said that revenue in the 2008 first quarter, which will include the incremental sales contributions from DYNAenergetics, is expected to be approximately 80% higher than revenue in the comparable quarter of 2007. First quarter operating income is expected to be negatively affected by lower quarter-over-quarter gross margins and approximately $3 million of acquisition-related amortization expense.  The added impact of higher interest expense is expected to result in first quarter net income that will be comparable to the first quarter last year.

Santa said, “Our two most recent quarters benefited significantly from our deliveries on certain large orders.  As we have previously mentioned, these orders can lead to spikes in our quarterly performance.  Although we currently are pursuing several significant order opportunities and overall demand remains strong, we do not expect to deliver on any unusually large contracts during the first quarter, and this is expected to result in only a modest sequential increase in Q1 revenue. Nevertheless, our order backlog is at an all-time high and we remain optimistic about our growth prospects during 2008 and beyond.”

2007 Full-Year Results

For the full fiscal year, sales increased 46% to $165.2 million compared with $113.5 million in 2006.  Gross margin was 33% versus 37% last year. Income from operations increased 29% to $38.9 million compared with $30.1 million in the prior year.  Net income for 2007 was $24.6 million, or $2.00 per diluted share, versus net income of $20.8 million, or $1.70 per diluted share, in the same period last year. Net income in

2006 included a gain from discontinued operations of $1.5 million, or $0.12 per share, net of tax.

The Explosive Metalworking segment reported full-year sales of $155.4 million, up 43% versus sales of $108.4 million in 2006. Operating income increased 31% to $38.9 million compared with $29.6 million in the prior year.

Full-year sales at AMK Welding increased 41% to $7.2 million compared with sales of $5.1 million in 2006. Operating income was up 22% to $1.4 million compared with $1.2 million in the prior year.

Conference call information

Management will hold a conference call to discuss fourth quarter and full-year results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 888-713-4215 (617-213-4867 for international callers) and entering the passcode 74258348.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through Mar. 8, 2008, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 28518624.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells oilfield perforating equipment and explosives; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for 2008 revenue, margins, income, expenses and tax rates, that involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to successfully integrate and operate the recently-acquired DYNAenergetics businesses; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006.

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DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
NET SALES	$55,211	$35,691	$165,175	$113,472
COST OF PRODUCTS SOLD	37,426	21,170	110,168	71,439
Gross profit	17,785	14,521	55,007	42,033
COSTS AND EXPENSES:
General and administrative expenses	2,630	1,854	8,049	5,802
Selling expenses	1,962	2,953	6,875	6,128
Amortization expense of purchased intangible assets	1,191	—	1,191	—
Total costs and expenses	5,783	4,807	16,115	11,930
INCOME FROM OPERATIONS OF CONTINUING OPERATIONS	12,002	9,714	38,892	30,103
OTHER INCOME (EXPENSE):
Other expense	(162)	(75)	(158)	(115)
Interest income (expense), net	(601)	272	(24)	620
Equity in earnings of joint ventures	24	—	24	—
INCOME BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	11,263	9,911	38,734	30,608
INCOME TAX PROVISION	4,334	3,476	14,147	11,341
INCOME FROM CONTINUING OPERATIONS	6,929	6,435	24,587	19,267
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	141	—	1,497
NET INCOME	$6,929	$6,576	$24,587	$20,764
INCOME PER SHARE - BASIC:
Continuing operations	$0.57	$0.54	$2.03	$1.63
Discontinued operations	—	0.01	—	0.12
Net income	$0.57	$0.55	$2.03	$1.75
INCOME PER SHARE - DILUTED:
Continuing operations	$0.56	$0.53	$2.00	$1.58
Discontinued operations	—	0.01	—	0.12
Net income	$0.56	$0.54	$2.00	$1.70
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -
Basic	12,249,681	11,924,467	12,083,851	11,841,373
Diluted	12,455,468	12,206,704	12,293,158	12,213,075

ANNUAL DIVIDENDS DECLARED PER COMMON SHARE	$—	$—	$0.15	$0.15

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	2007	2006
ASSETS

Cash and cash equivalents	$9,045	$17,886
Restricted cash	371	3,059
Accounts receivable, net	39,833	21,549
Inventories	41,628	19,226
Other current assets	3,853	2,127

Total current assets	94,730	63,847

Property, plant and equipment, net	35,446	20,260
Goodwill, net	45,862	847
Intangible assets, net	61,914	—
Other long-term assets	2,947	19

Total assets	$240,899	$84,973

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$22,590	$13,572
Accrued income taxes	1,212	1,892
Other current liabilities	19,394	9,451
Lines of credit - current	7,587	—
Current portion of long-term debt	8,035	382

Total current liabilities	58,818	25,297

Long-term debt	61,530	382
Deferred tax liabilities	20,604	1,512
Other long-term liabilities	1,668	202
Stockholders’ equity	98,279	57,580

Total liabilities and stockholders’ equity	$240,899	$84,973

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Dollars in Thousands)

(unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,587	$20,764
Adjustments to reconcile net income to net cash provided by operating activities -
Income from discontinued operations, net of tax	—	(1,497)
Depreciation and amortization	3,347	1,369
Amortization of capitalized debt issuance costs	30	50
Stock-based compensation	1,301	660
Provision for deferred income taxes	(357)	2,115
Equity in earnings of joint ventures	(24)	—
Change in working capital, net	(10,200)	(6,904)

Net cash provided by operating activities	18,684	16,557

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of DYNAenergetics, net of cash acquired	(81,224)	—
Acquisition of property, plant and equipment	(8,979)	(8,650)
Sale of marketable securities	—	1,950
Loan to related party	—	(1,206)
Repayment on loan to related party	—	1,206
Change in other non-current assets	(87)	290
Payment received on other receivables related to discontinued operations	—	576
Cash flows provided by investing activities of discontinued operations	—	3,089

Net cash used in investing activities	(90,290)	(2,745)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowed under syndicated credit agreement	65,480	—
Repayments on lines of credit, net	(524)	(48)
Payments on long-term debt	(655)	(2,084)
Payments on capital lease obligations	(34)	—
Payment of dividends	(1,821)	(1,766)
Payment of deferred debt issuance costs	(1,534)	—
Net proceeds from issuance of common stock	891	585
Excess tax benefit related to stock options	402	1,154
Other cash flows from financing activities	87	(19)

Net cash provided by (used in) financing activities	62,292	(2,178)

EFFECTS OF EXCHANGE RATES ON CASH	473	489

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,841)	12,123

CASH AND CASH EQUIVALENTS, beginning of the period	17,886	5,763

CASH AND CASH EQUIVALENTS, end of the period	$9,045	$17,886